Bunge Reports Fourth Quarter and Full-Year 2023 Results
St. Louis, MO - February 7, 2024 - Bunge Global SA (NYSE: BG) today reported fourth quarter and full-year 2023 results.
•Full-year GAAP diluted EPS of $14.87 vs. $10.51 in the prior year; $13.66 vs. $13.91 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•Q4 GAAP diluted EPS of $4.18 vs. $2.21 in the prior year; $3.70 vs. $3.24 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•Excellent execution across value chains drove strong Q4 and full-year results
•Strong cash flow with full-year adjusted funds from operations of ~$2.5B
•Substantial progress on the Viterra transaction and other strategic growth initiatives as well as enhancing operational effectiveness in 2023

➢	Overview

Greg Heckman, Bunge’s Chief Executive Officer, commented, “Our team delivered another outstanding quarter to close out a very strong year for Bunge with significant accomplishments in all aspects of our business. We continued investing in our core capabilities, new growth areas, sustainability and new technology. We also announced the transformational combination with Viterra to further strengthen and diversify our business. And we delivered value to our shareholders in the form of dividends, share repurchases, and overall strong financial performance. I’m proud of the team for executing well on so many fronts against a highly dynamic environment.

"Looking ahead to 2024, we currently expect a less robust market environment than we have recently experienced. We are confident that the strategic work we have done to make our business more flexible and efficient positions us well to capitalize on emerging opportunities as we serve our customers at both ends of the value chain."

➢	Financial Highlights

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2023	2022	2023	2022
Net income attributable to Bunge	$616	$336	$2,243	$1,610
Net income per share-diluted (7)	$4.18	$2.21	$14.87	$10.51

Mark-to-market timing differences (a)	$(1.08)	$0.56	$(2.36)	$1.61
Certain (gains) & charges (b)	0.60	0.47	1.15	1.79
Adjusted Net income per share-diluted (c) (7)	$3.70	$3.24	$13.66	$13.91

Core Segment EBIT (c) (d)	$1,043	$664	$3,717	$2,623
Mark-to-market timing differences (a)	(216)	121	(477)	314
Certain (gains) & charges (b)	54	19	25	175
Adjusted Core Segment EBIT (c)	$881	$804	$3,265	$3,112

Corporate and Other EBIT (c)	$(131)	$(159)	$(548)	$(397)
Certain (gains) & charges (b)	48	53	150	35
Adjusted Corporate and Other EBIT (c)	$(83)	$(106)	$(398)	$(362)

Non-core Segment EBIT (c) (e)	$39	$42	$164	$105
Certain (gains) & charges (b)	—	—	—	—
Adjusted Non-core Segment EBIT (c)	$39	$42	$164	$105

Total Segment EBIT (c)	$951	$547	$3,333	$2,331
Mark-to-market timing differences (a)	(216)	121	(477)	314
Total Certain (gains) & charges (b)	102	72	175	210
Adjusted Total Segment EBIT (c)	$837	$740	$3,031	$2,855

(a)Mark-to-market timing impact of certain commodity and freight contracts, readily marketable inventories, and related hedges associated with committed future operating capacity. See Note 3 within the Notes section of this release for details.
(b)Certain (gains) & charges included in Total Segment EBIT. See Additional Financial Information for details.
(c)Core Segment EBIT, Adjusted Core Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Non-core Segment EBIT, Adjusted Non-core Segment EBIT, Total Segment EBIT, Adjusted Total Segment EBIT, and Adjusted Net income per share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge's website.
(d)Core Segment earnings before interest and tax ("Core Segment EBIT") comprises the aggregate earnings before interest and tax (“EBIT”) of Bunge’s Agribusiness, Refined and Specialty Oils and Milling reportable segments, and excludes Bunge's Sugar & Bioenergy reportable segment and Corporate and Other activities.
(e)Non-core Segment EBIT comprises Bunge’s Sugar & Bioenergy reportable segment EBIT, which reflects Bunge's share of the results of its 50/50 joint venture with BP p.l.c.

➢	Fourth Quarter and Full-Year 2023 Results
Core Segments
Agribusiness

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Volumes (in thousand metric tons)	20,522	18,310	76,019	77,492

Net Sales	$10,955	$11,981	$42,764	$47,700

Gross Profit	$871	$478	$3,321	$2,290

Selling, general and administrative expense	$(164)	$(157)	$(592)	$(532)

Foreign exchange gains (losses)	$77	$121	$—	$2

EBIT attributable to noncontrolling interests	$(41)	$(31)	$(70)	$(45)

Other income (expense) - net	$72	$4	$126	$(67)

Income (loss) from affiliates	$20	$26	$1	$67

Segment EBIT	$835	$441	$2,786	$1,715
Mark-to-market timing differences	(233)	132	(497)	299
Certain (gains) & charges	37	19	8	120
Adjusted Segment EBIT	$639	$592	$2,297	$2,134

Certain (gains) & charges, Net Income (loss) attributable to Bunge	$28	$19	$3	$108
Certain (gains) & charges, Earnings per share	$0.19	$0.12	$0.02	$0.70

Processing (2)

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Processing EBIT	$834	$219	$2,487	$1,126
Mark-to-market timing differences	(278)	223	(559)	355
Certain (gains) & charges	37	19	19	92
Adjusted Processing EBIT	$593	$461	$1,947	$1,573

Higher results in the quarter were primarily driven by South America, Europe and Canada more than offsetting lower results in the U.S., which had a difficult comparison to a particularly strong prior year. Results in Asia were comparable to last year.

Merchandising (2)

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Merchandising EBIT	1	$222	$299	$589
Mark-to-market timing differences	45	(91)	62	(56)
Certain (gains) & charges	—	—	(11)	28
Adjusted Merchandising EBIT	$46	$131	$350	$561
Lower results in the quarter were primarily due to lower margins in our global grains and oils value chains. Results in financial services and ocean freight also declined in the quarter.

Refined & Specialty Oils

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Volumes (in thousand metric tons)	2,272	2,260	8,908	9,201

Net Sales	$3,513	$4,127	$14,603	$16,850

Gross Profit	$342	$339	$1,369	$1,158

Selling, general and administrative expense	$(134)	$(95)	$(425)	$(357)

Foreign exchange gains (losses)	$(1)	$—	$7	$(14)

EBIT attributable to noncontrolling interests	$(4)	$(5)	$(21)	$(12)

Other income (expense) - net	$(15)	$(12)	$(65)	$(29)

Segment EBIT	$188	$227	$865	$746
Mark-to-market timing differences	7	(5)	1	10
Certain (gains) & charges	17	—	17	55
Adjusted Segment EBIT	$212	$222	$883	$811

Certain (gains) & charges, Net income (loss) attributable to Bunge	$12	$—	$12	$55
Certain (gains) & charges, Earnings per share	$0.08	$—	$0.08	$0.36

Refined & Specialty Oils Summary

Results in the quarter were down slightly from a particularly strong prior year as improved performances in North and South America were more than offset by lower results in Europe and Asia.

Milling

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Volumes (in thousand metric tons)	836	794	3,391	4,331

Net Sales	$412	$477	$1,896	$2,388

Gross Profit	$46	$18	$167	$260

Selling, general and administrative expense	$(25)	$(24)	$(95)	$(102)

Foreign exchange gains (losses)	$2	$2	$1	$4

Other income (expense) - net	$(2)	$(1)	$(7)	$1

Segment EBIT	$20	$(4)	$66	$162
Mark-to-market timing differences	10	(6)	19	5
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$30	$(10)	$85	$167

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings per share	$—	$—	$—	$—

Milling Summary

Improved results in the quarter were primarily driven by our South American operations reflecting higher margins due to the combination of lower wheat costs and a more favorable pricing environment. Results in U.S. corn milling also improved.

Corporate and Other

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Gross Profit	$(7)	$(20)	$(18)	$(35)

Selling, general and administrative expense	$(172)	$(114)	$(602)	$(377)

Foreign exchange gains (losses)	$7	$14	$12	$(5)

EBIT attributable to noncontrolling interests	$2	$2	$4	$(9)

Other income (expense) - net	$39	$13	$73	$84

Income (loss) from affiliates	$—	$(54)	$(17)	$(55)

Segment EBIT	$(131)	$(159)	$(548)	$(397)
Certain (gains) & charges	48	53	150	35
Adjusted Segment EBIT	$(83)	$(106)	$(398)	$(362)

Certain (gains) & charges, Net income (loss) attributable to Bunge	$49	$53	$158	$112
Certain (gains) & charges, Earnings per share	$0.33	$0.35	$1.05	$0.73

Corporate

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Corporate EBIT	$(167)	$(104)	$(548)	$(366)
Certain (gains) & charges	48	—	114	(18)
Adjusted Corporate EBIT	$(119)	$(104)	$(434)	$(384)
Other

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Other EBIT	$36	$(55)	$—	$(31)
Certain (gains) & charges	—	53	36	53
Adjusted Other EBIT	$36	$(2)	$36	$22

Corporate and Other Summary

The increase in Corporate expenses primarily reflected investments in growth initiatives. Higher Other results primarily related to our captive insurance program and Bunge Ventures.

Non-core Segments

Sugar & Bioenergy

	Quarter Ended		Year Ended
(US$ in millions, except per share data)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Net Sales	$43	$64	$235	$259

Gross Profit	$2	$3	$6	$9

Income (loss) from affiliates	$38	$37	$157	$93

Segment EBIT	$39	$42	$164	$105
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$39	$42	$164	$105

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings per share	$—	$—	$—	$—

Sugar & Bioenergy Summary

Slightly lower results in the quarter were primarily driven by lower ethanol prices which more than offset higher sugar prices.

Cash Flow

	Year Ended
	Dec 31, 2023	Dec 31, 2022
Cash provided by (used for) operating activities	$3,308	$(5,549)
Proceeds from beneficial interest in securitized trade receivables (a)	87	6,824
Cash provided by (used for) operating activities, adjusted	$3,395	$1,275
Certain reconciling items to Adjusted funds from operations (4)	$(929)	$1,082
Adjusted funds from operations (4)	$2,466	$2,357
(a)On November 16, 2022, Bunge and certain of its subsidiaries amended its trade receivables securitization program from a deferred purchase price ("DPP") structure to a pledge structure. Prior to November 16, 2022, Bunge received a portion of its consideration in the form of beneficial interests in securitized trade receivables. Cash collections of the beneficial interests were classified as investing activities in the consolidated statements of cash flows. Subsequent to November 16, 2022, all consideration is received in cash and classified as an operating activity in the consolidated statements of cash flows, except for transition-related collections of repurchased receivables which are reported as investing activity in Proceeds from beneficial interest in securitized trade receivables in the consolidated statements of cash flows.
Cash provided by operations during the year was $3,308 million compared to cash used of $5,549 million in the prior year. Adjusted for the proceeds from beneficial interest in securitized trade receivables, cash provided by operating activities was $3,395 million compared to $1,275 million in the prior year. The higher cash provided by operating activities, adjusted, was primarily driven by higher reported net income and net changes in working capital. Adjusted funds from operations (FFO) was $2,466 million compared to $2,357 million in the prior year (4).

Income Taxes
For the three and twelve months ended December 31, 2023, income tax expense was $219 million and $714 million, respectively, compared to $131 million and $388 million for the prior year periods. The increase in income tax expense for both the quarter and full year was primarily due to higher pre-tax income and earnings mix. Adjusting for notable items and mark-to-market timing differences, the full year adjusted effective income tax rate was 23% compared to 17% for the prior year.(5)

➢	Outlook(6)
Taking into account the current margin environment and forward curves, we are forecasting full-year 2024 adjusted EPS of approximately $9.00 per share. This forecast excludes announced/pending acquisitions that are expected to close during the year.

In Agribusiness, full-year results are forecasted to be down from last year primarily due to lower results in Processing where margins have compressed in most regions. Results in Merchandising are forecasted to be down slightly from last year.

In Refined and Specialty Oils, full-year results are expected to be down from the record prior year reflecting a shift in the supply environment, particularly in the U.S.

In Milling, full-year results are expected to be up from last year.

In Corporate and Other, full-year results are expected to be up from last year.

In Non-Core, full-year results in the sugar and bioenergy joint venture are expected to be significantly down from last year reflecting lower Brazilian ethanol prices.

Additionally, the Company expects the following for 2024: an adjusted annual effective tax rate in the range of 21% to 25%; net interest expense in the range of $300 to $330 million; capital expenditures in the range of $1.2 to $1.4 billion; and depreciation and amortization of approximately $450 million.

➢	Conference Call and Webcast Details
Bunge Global SA’s management will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) on Wednesday, February 7, 2024 to discuss the Company’s results.
Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.
To access the webcast, go to “Events and presentations” in the “Investor Center” section of the Company’s website. Select “Q4 2023 Bunge Global SA Earnings Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

To listen to the call, please dial 1 (844) 735-3666. If you are located outside the United States or Canada, dial +1 (412) 317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

A replay of the call will be available later in the day on February 7, 2024, continuing through March 7, 2024. To listen to it, please dial 1 (877) 344-7529 in the United States, 1 (855) 669-9658 in Canada, or +1 (412) 317-0088 in other locations. When prompted, enter confirmation code 4929653. A replay will also be available in "Past events" at "Events and presentations" in the "Investor Center" section of the Company's website.

➢	About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to strengthen global food security, increase sustainability where we operate, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to develop tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company has its registered office in Geneva, Switzerland and its corporate headquarters in St. Louis, Missouri. We have approximately 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

➢	Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, U.S. Securities and Exchange Commission ("SEC") filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements to encourage companies to provide prospective information to investors. This press release includes forward looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. Forward looking statements include all statements that are not historical in nature. We have tried to identify these forward looking statements by using words including "may," "will," "should," "could," "expect," "anticipate," "believe," "plan," "intend," "estimate," "continue" and similar expressions. These forward looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. The following factors, among others, could cause actual results to differ from these forward looking statements:

•the impact on our employees, operations, and facilities from the war in Ukraine and the resulting economic and other sanctions imposed on Russia, including the impact on us resulting from the continuation and/or escalation of the war and sanctions against Russia;
•the effect of weather conditions and the impact of crop and animal disease on our business;
•the impact of global and regional economic, agricultural, financial and commodities market, political, social and health conditions;
•changes in government policies and laws affecting our business, including agricultural and trade policies, financial markets regulation and environmental, tax and biofuels regulation;
•the impact of seasonality;
•the impact of government policies and regulations;
•the outcome of pending regulatory and legal proceedings;
•our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances, including without limitation Bunge’s pending business combination with Viterra Limited (“Viterra”);
•the impact of industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products that we sell and use in our business, fluctuations in energy and freight costs and competitive developments in our industries;
•the effectiveness of our capital allocation plans, funding needs and financing sources;
•the effectiveness of our risk management strategies;
•operational risks, including industrial accidents, natural disasters, pandemics or epidemics and cybersecurity incidents;
•changes in foreign exchange policy or rates;
•the impact of our dependence on third parties;
•our ability to attract and retain executive management and key personnel; and
•other factors affecting our business generally.

The forward looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward looking statements to reflect subsequent events or circumstances.

You should refer to "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 24, 2023, "Risks Related to the Acquisition" and "Risks Related to the Redomestication" sections of the Company's definitive proxy statement filed with the SEC on August 7, 2023.

Investor Contact: Ruth Ann Wisener Bunge Global SA 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Global SA 636-292-3022 news@bunge.com

➢	Additional Financial Information
Certain gains and (charges), quarter-to-date
The following tables provide a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the three month periods ended December 31, 2023 and 2022.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted (7)		Segment EBIT
Quarter Ended December 31,	2023	2022	2023	2022	2023	2022

Core Segments:	$(40)	$(19)	$(0.27)	$(0.12)	$(54)	$(19)
Agribusiness	$(28)	$(19)	$(0.19)	$(0.12)	$(37)	$(19)
Fixed asset impairment	(28)	—	(0.19)	—	(37)	—
Impairment on sale of a business	—	(19)	—	(0.12)	—	(19)

Refined and Specialty Oils	$(12)	$—	$(0.08)	$—	$(17)	$—
Discontinued trademarks	(12)	—	(0.08)	—	(17)	—

Milling	$—	$—	$—	$—	$—	$—

Corporate and Other:	$(49)	$(53)	$(0.33)	$(0.35)	$(48)	$(53)
Acquisition and integration costs	(49)	—	(0.33)	—	(48)	—
Impairment of equity method and other investments	—	(53)	—	(0.35)	—	(53)

Non-core Segment:	$—	$—	$—	$—	$—	$—
Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$(89)	$(72)	$(0.60)	$(0.47)	$(102)	$(72)
See Definition and Reconciliation of Non-GAAP Measures.

Core Segments
Agribusiness
EBIT for the quarter ended December 31, 2023 included a $37 million fixed asset impairment charge in North America recorded in Cost of goods sold.
EBIT for the quarter ended December 31, 2022 included $19 million of impairment charges related to the sale of our Russian oilseed processing business, recorded in Cost of goods sold.
Refined and Specialty Oils
EBIT for the quarter ended December 31, 2023 included accelerated amortization charges of $17 million, at Bunge's 80% share, in SG&A, primarily related to the discontinuance of the Loders Croklaan trademark.
Corporate and Other
Net income for the quarter ended December 31, 2023 included $49 million of acquisition and integration costs (net of $3 million in tax benefits) related to the announced business combination agreement with Viterra. Specifically, the Company recorded $4 million of pre-tax charges within Interest expense for financing related fees, and $48 million of pre-tax charges within SG&A for other acquisition and integration related costs.
EBIT for the quarter ended December 31, 2022 included $53 million of charges related to the impairment of minority investments in two start-up manufacturers of novel protein ingredients, Merit Functional Foods and Australian Plant Proteins, recorded in Income (loss) from affiliates.

Certain gains and (charges), year-to-date

The following tables provide a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the years ended December 31, 2023 and 2022.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted (7)		Segment EBIT
Year Ended December 31,	2023	2022	2023	2022	2023	2022

Core Segments:	$(15)	$(163)	$(0.10)	$(1.06)	$(25)	$(175)
Agribusiness	$(3)	$(108)	$(0.02)	$(0.70)	$(8)	$(120)
Ukraine-Russia War	25	(68)	0.17	(0.44)	29	(80)
Fixed asset impairment	(28)	—	(0.19)	—	(37)	—
Impairment on sale of a business	—	(40)	—	(0.26)	—	(40)

Refined and Specialty Oils	$(12)	$(55)	$(0.08)	$(0.36)	$(17)	$(55)
Discontinued trademarks	(12)	—	(0.08)	—	(17)	—
Impairment on sale of a business	—	(55)	—	(0.36)	—	(55)

Milling	$—	$—	$—	$—	$—	$—

Corporate and Other:	$(158)	$(112)	$(1.05)	$(0.73)	$(150)	$(35)
Acquisition and integration costs	(122)	—	(0.81)	—	(114)	—
Impairment of equity method and other investments	(36)	(53)	(0.24)	(0.35)	(36)	(53)
Pension settlement	—	21	—	0.14	—	29
Bond early redemption	—	(39)	—	(0.25)	—	—
Impairment on sale of a business	—	(11)	—	(0.07)	—	(11)
Tax on Mexico wheat milling disposition	—	(30)	—	(0.20)	—	—

Non-core Segment:	$—	$—	$—	$—	$—	$—
Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$(173)	$(275)	$(1.15)	$(1.79)	$(175)	$(210)
See Definition and Reconciliation of Non-GAAP Measures.
Core Segments
Agribusiness
EBIT for the year ended December 31, 2023 included mark-to-market gain of $29 million, in Cost of goods sold, related to inventory recovered from our Mykolaiv and other facilities in Ukraine. The circumstances allowing for recovery of these inventories did not exist and were unforeseeable when the inventory reserves were initially recorded in 2022 in conjunction with the Ukraine-Russia war.
EBIT for the year ended December 31, 2023 included a $37 million fixed asset impairment charge in North America recorded in Cost of goods sold.
EBIT for the year ended December 31, 2022 included $80 million of charges resulting from the Ukraine-Russia war, recorded in Cost of goods sold, primarily related to losses associated with inventories physically located in occupied territories in Ukraine or in difficult to access locations with high costs of recovery.

EBIT for the year ended December 31, 2022 also included $40 million of impairment charges on the classification of our Russian oilseed processing business as held-for-sale, recorded in Cost of goods sold. The $40 million charge included $19 million of incremental impairment charges as a result of an agreed upon indexation of the sales price during the fourth quarter of 2022.

Refined and Specialty Oils
EBIT for the year ended December 31, 2023 included accelerated amortization charges of $17 million, at Bunge's 80% share, in SG&A, primarily related to the discontinuance of the Loders Croklaan trademark.
EBIT for the year ended December 31, 2022 included $55 million of impairment charges and employee severance expenses on the classification of our Russian oilseed processing business as held-for-sale, recorded in Cost of goods sold.

Corporate and Other
Net income for the year ended December 31, 2023 included $122 million of acquisition and integration costs (net of $8 million in tax benefits) related to the announced business combination agreement with Viterra. Specifically, the Company recorded $16 million of pre-tax charges within Interest expense for financing related fees, and $114 million of pre-tax charges within SG&A for other acquisition and integration related costs.
EBIT for the year ended December 31, 2023 included a $20 million impairment charge, in Other Income (expense) - net, related to the full impairment of a long-term investment held in Other non-current assets.
EBIT for the year ended December 31, 2023 included a $16 million impairment charge, in Income (loss) from affiliates, related to a minority investment in Australian Plant Proteins, a start-up manufacturer of novel protein ingredients.
EBIT for the year ended December 31, 2022 included $53 million of charges related to the impairment of minority investments in two start-up manufacturers of novel protein ingredients, Merit Functional Foods and Australian Plant Proteins, recorded in Income (loss) from affiliates.
EBIT for the year ended December 31, 2022 included a $29 million gain, at Bunge's then-70% share, related to the settlement of one of the Company’s international defined benefit pension plans, recorded in Other income (expense) - net.
EBIT for the year ended December 31, 2022 also included $11 million of impairment charges on the classification of our Russian oilseed processing business as held-for-sale, recorded in Cost of goods sold.
Net income for the year ended December 31, 2022 included $39 million of expense (net of $8 million in tax benefits) related to the early redemption of the Company's 4.350% unsecured senior notes due March 15, 2024. In connection with the early redemption, the Company recorded a $47 million pre-tax charge within Interest expense, comprising a $31 million "make-whole" payment and a $16 million loss on the termination and de-designation of related interest rate hedges.
Net income for the year ended December 31, 2022 also included $30 million tax expense on sale of the Mexico wheat milling business.

➢	Consolidated Earnings Data (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2023	2022	2023	2022
Net sales	14,936	$16,660	$59,540	$67,232
Cost of goods sold	(13,682)	(15,842)	(54,695)	(63,550)
Gross profit	1,254	818	4,845	3,682
Selling, general and administrative expenses	(495)	(390)	(1,715)	(1,369)
Foreign exchange (losses) gains	84	139	20	(11)
Other income (expense) – net	94	4	129	(9)
Income (loss) from affiliates	57	10	140	105
EBIT attributable to noncontrolling interest (a) (1)	(43)	(34)	(86)	(67)
Total Segment EBIT	951	547	3,333	2,331
Interest income	27	21	148	71
Interest expense	(142)	(97)	(516)	(403)
Income tax (expense) benefit	(219)	(131)	(714)	(388)
Noncontrolling interest share of interest and tax (a) (1)	(1)	(4)	(8)	(1)
Net income (loss) attributable to Bunge (1)	$616	$336	$2,243	$1,610

Net income (loss) attributable to Bunge shareholders - diluted (7)	$4.18	$2.21	$14.87	$10.51
Weighted–average shares outstanding - diluted (7)	147	152	151	153

(a) The line items "EBIT attributable to noncontrolling interest" and "Noncontrolling interest share of interest and tax" when combined, represent consolidated Net (income) loss attributable to noncontrolling interests on a U.S. GAAP basis of presentation.

➢	Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
(US$ in millions)	2023	2022
Assets
Cash and cash equivalents	$2,602	$1,104
Trade accounts receivable, net	2,592	2,829
Inventories (a)	7,105	8,408
Assets held for sale	1	36
Other current assets	4,050	4,381
Total current assets	16,350	16,758
Property, plant and equipment, net	4,541	3,617
Operating lease assets	926	1,024
Goodwill and other intangible assets, net	887	830
Investments in affiliates	1,280	1,012
Other non-current assets	1,388	1,339
Total assets	$25,372	$24,580

Liabilities and Equity
Short-term debt	$797	$546
Current portion of long-term debt	5	846
Trade accounts payable	3,664	4,386
Current operating lease obligations	308	425
Liabilities held for sale	—	18
Other current liabilities	2,913	3,379
Total current liabilities	7,687	9,600
Long-term debt	4,080	3,259
Non-current operating lease obligations	566	547
Other non-current liabilities	1,224	1,214
Total liabilities	13,557	14,620
Redeemable noncontrolling interest	1	4
Total equity	11,814	9,956
Total liabilities, redeemable noncontrolling interest and equity	$25,372	$24,580
(a) Includes readily marketable inventories of $5,837 million and $6,654 million at December 31, 2023 and December 31, 2022, respectively. Assets held for sale includes RMI of zero and $26 million at December 31, 2023 and 2022, respectively. Of the total RMI, $4,242 million and $4,789 million can be attributable to merchandising activities at December 31, 2023 and 2022, respectively.

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(US$ in millions)	2023	2022
Operating Activities
Net income (loss) (1)	$2,337	$1,678
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Impairment charges	104	162
Foreign exchange (gain) loss on net debt	(281)	(101)
Depreciation, depletion and amortization	451	408
Deferred income tax (benefit)	(1)	(119)
Results from affiliates	(157)	(106)
Other, net	182	156
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	256	(206)
Inventories	1,518	(269)
Secured advances to suppliers	(121)	(14)
Trade accounts payable and accrued liabilities	(939)	67
Advances on sales	(140)	175
Net unrealized (gain) loss on derivative contracts	(366)	(31)
Margin deposits	173	(242)
Recoverable and income taxes, net	202	(94)
Marketable securities	23	325
Beneficial interest in securitized trade receivables (a)	—	(6,940)
Other, net	67	(398)
Cash provided by (used for) operating activities	3,308	(5,549)
Investing Activities
Payments made for capital expenditures	(1,122)	(555)
Proceeds from investments	49	326
Payments for investments	(69)	(321)
Settlement of net investment hedges	(64)	(135)
Proceeds from beneficial interest in securitized trade receivables (a)	87	6,824
Proceeds from sales of business and property, plant, and equipment	170	508
Payments for investments in affiliates	(136)	(55)
Other, net	76	(93)
Cash (used for) provided by investing activities	(1,009)	6,499
Financing Activities
Net borrowings (repayments) of short-term debt	398	24
Net proceeds (repayments) of long-term debt	(198)	(732)
Proceeds from the exercise of options for registered or common shares	9	92
Repurchases of common shares	(600)	(200)
Dividends paid to common, preferred or registered shareholders	(383)	(349)
Sale of noncontrolling interest	—	542
Acquisition of redeemable noncontrolling interest and noncontrolling interest	—	(102)
Settlement of cross currency swap	(79)	—
Other, net	(3)	(44)
Cash used for financing activities	(856)	(769)
Effect of exchange rate changes on cash and cash equivalents, restricted cash, and cash held for sale	28	66
Net increase (decrease) in cash and cash equivalents, restricted cash, and cash held for sale	1,471	247
Cash and cash equivalents, restricted cash, and cash held for sale - beginning of period	1,152	905
Cash and cash equivalents, restricted cash, and cash held for sale - end of period	$2,623	$1,152
(a) See Fourth Quarter and Full-Year 2023 Results, Cash Flow Section for details regarding changes to the trade receivables securitization program.

➢	Definition and Reconciliation of Non-GAAP Measures
This earnings release contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.
Total Segment EBIT and Adjusted Total Segment EBIT
Bunge uses segment earnings before interest and tax (“Segment EBIT”) to evaluate the operating performance of its individual segments. Segment EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Core Segment EBIT, Non-core Segment EBIT, Corporate and Other EBIT and Total Segment EBIT to evaluate the operating performance of Bunge’s Core reportable segments, Non-core reportable segments and Total reportable segments together with Corporate and Other. Core Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Agribusiness, Refined and Specialty Oils, and Milling segments. Non-core Segment EBIT is the earnings before interest and taxes of Bunge’s Sugar & Bioenergy segment. Total Segment EBIT is the aggregate of the earnings before interest and taxes of Bunge’s Core and Non-core reportable segments, together with its Corporate and Other activities.
Adjusted Core Segment EBIT, Adjusted Non-core Segment EBIT, Adjusted Corporate and Other EBIT, and Adjusted Total Segment EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, from Core Segment EBIT, Non-core Segment EBIT, Corporate and Other EBIT, and Total Segment EBIT, respectively.
Core Segment EBIT, Non-core Segment EBIT, Corporate and Other EBIT, Total Segment EBIT, Adjusted Core Segment EBIT, Adjusted Non-core Segment EBIT, Adjusted Corporate and Other EBIT and Adjusted Total Segment EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge's management believes these non-GAAP measures are a useful measure of its operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge's industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to Net income (loss) or any other measure of consolidated operating results under U.S. GAAP.
Net income (loss) attributable to Bunge to Adjusted Net income (loss) attributable to Bunge
Adjusted Net income (loss) excludes temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to Net income (loss) attributable to Bunge, Net income (loss), or any other measure of consolidated operating results under U.S. GAAP.  Adjusted Net income (loss) is a useful measure of the Company's profitability.
We also have presented projected Adjusted Net income per share for 2024. This information is provided only on a non-GAAP basis without reconciliation to projected Net Income per share for 2024, the mostly directly comparable U.S. GAAP measure. The most directly comparable GAAP measure has not been provided due to the inability to quantify certain amounts necessary for such reconciliation, including but not limited to potentially significant future market price movements over the remainder of the year.

Below is a reconciliation of Net income attributable to Bunge, to Total Segment EBIT, and Adjusted Total Segment EBIT:

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions)	2023	2022	2023	2022
Net income (loss) attributable to Bunge	$616	$336	$2,243	$1,610
Interest income	(27)	(21)	(148)	(71)
Interest expense	142	97	516	403
Income tax expense (benefit)	219	131	714	388
Noncontrolling interest share of interest and tax	1	4	8	1
Total Segment EBIT	$951	$547	$3,333	$2,331

Agribusiness EBIT	$835	$441	$2,786	$1,715
Refined and Specialty Oils EBIT	188	227	865	$746
Milling EBIT	20	(4)	66	$162
Core Segment EBIT	$1,043	$664	$3,717	$2,623

Corporate and Other EBIT	$(131)	$(159)	$(548)	$(397)

Sugar & Bioenergy EBIT	$39	$42	$164	$105
Non-core Segment EBIT	$39	$42	$164	$105

Total Segment EBIT	$951	$547	$3,333	$2,331
Mark-to-market timing differences	(216)	121	(477)	314
Certain (gains) & charges	102	72	175	210
Adjusted Total Segment EBIT	$837	$740	$3,031	$2,855
Below is a reconciliation of Net income (loss) attributable to Bunge, to Adjusted Net income (loss) attributable to Bunge:

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2023	2022	2023	2022
Net income (loss) attributable to Bunge	$616	$336	$2,243	$1,610
Adjustment for Mark-to-market timing differences	(160)	86	(356)	246
Adjusted for certain (gains) and charges:
Acquisition and integration costs	49	—	122	—
Impairment of equity method and other investments	—	53	36	53
Ukraine-Russia war	—	—	(25)	68
Fixed asset impairment	28	—	28	—
Discontinued trademarks	12	—	12	—
Pension settlement	—	—	—	(21)
Bond early redemption	—	—	—	39
Impairment on sale of a business	—	19	—	106
Tax on Mexico wheat milling disposition	—	—	—	30
Adjusted Net income (loss) attributable to Bunge	$545	$494	$2,060	$2,131
Weighted-average shares outstanding - diluted, adjusted (a) (7)	147	152	151	153
Adjusted Net income (loss) per share - diluted (7)	$3.70	$3.24	$13.66	$13.91
(a) There were less than 1 million anti-dilutive outstanding contingently issuable restricted stock units excluded from the weighted-average number of shares outstanding for the quarters and years ended December 31, 2023 and 2022.

Adjusted Funds From Operations and Cash provided by (used for) operating activities, adjusted
Adjusted FFO is calculated by excluding from Cash provided by (used for) operating activities, foreign exchange gain (loss) on net debt, payments for beneficial interests in securitized trade receivables, working capital changes, net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests, and mark-to-market timing differences after tax. Adjusted FFO is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Bunge management believes presentation of this measure allows investors to view its cash generating performance using the same measure that management uses in evaluating financial and business performance and trends without regard to foreign exchange gains and losses, working capital changes and mark-to-market timing differences. This non-GAAP measure is not a measure of consolidated cash flow under U.S. GAAP and should not be considered as an alternative to Cash provided by (used for) operating activities, Net increase (decrease) in cash and cash equivalents, restricted cash, and cash held for sale, or any other measure of consolidated cash flow under U.S. GAAP.

Cash provided by (used for) operating activities, adjusted is calculated by including the Proceeds from beneficial interests in securitized trade receivables with Cash provided by (used for) operating activities. Cash provided by (used for) operating activities, adjusted is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Our management believes presentation of this measure allows investors to view our cash generating performance using the same measure that management uses in evaluating financial and business performance and trends.

Adjusted Effective Income Tax Rate
Adjusted effective income tax rate is calculated by adding or deducting from effective income tax rate the income tax effect of the non-GAAP adjustments made to Net income (loss) attributable to Bunge used to calculate Adjusted net income (loss) attributable to Bunge; see “Net income (loss) attributable to Bunge to Adjusted Net Income (loss) attributable to Bunge” above. These non-GAAP adjustments are presented on a pre-tax basis. Adjusted effective income tax rate is a non-GAAP financial measure and is not intended to replace effective income tax rate, the most directly comparable U.S. GAAP financial measure. Bunge's management believes that presenting the Adjusted effective income tax rate allows investors to consider the effective income tax rate associated with Bunge’s core operations. We have also presented projected Adjusted effective income tax rate for 2024. This information is provided without reconciliation to projected effective income tax rate for 2024, the most directly comparable U.S. GAAP measure, due to the inability to quantify the amounts necessary to calculate projected net income per share, as described above. These amounts could result in significant adjustments from projected effective income tax rate for 2024.

➢	Notes
(1)    A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:

	Quarter ended December 31,		Year Ended December 31,
(US$ in millions)	2023	2022	2023	2022
Net income (loss) attributable to Bunge	$616	$336	$2,243	$1,610
EBIT attributable to noncontrolling interest	43	34	86	67
Noncontrolling interest share of interest and tax	1	4	8	1
Net income (loss)	$660	$374	$2,337	$1,678

(2)    The Processing business included in our Agribusiness segment consists of: global oilseed processing activities, which principally include the origination and crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the distribution of oilseeds, oilseed products and fertilizer products through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); fertilizer production; and biodiesel production, which is partially conducted through joint ventures.
The Merchandising business included in our Agribusiness segment primarily consists of: global grain origination activities, which principally include the purchasing, cleaning, drying, storing and handling of corn, wheat and barley at our network of grain elevators; global trading and distribution of grains and oils; logistical services for the distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities, and other third parties.
(3)    Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, readily marketable inventories (RMI), and related futures contracts associated with our committed future operating capacity. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(4)    A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations (FFO) is as follows:

	Year Ended December 31,
(US$ in millions)	2023	2022
Cash provided by (used for) operating activities	$3,308	$(5,549)
Foreign exchange (loss) gain on net debt	281	101
Beneficial interest in securitized trade receivables	—	6,940
Working capital changes	(673)	687
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(94)	(68)
Mark-to-market timing difference, after tax	(356)	246
Adjusted FFO	$2,466	$2,357
(5)    A reconciliation of the U.S. GAAP effective income tax rate ("ETR") to the Adjusted effective income tax rate is as follows:

	Year Ended December 31,
(US$ in millions)	2023	2022
U.S. GAAP ETR - Net income	23.4%	18.8%
Impact of noncontrolling interest	0.6%	0.5%
U.S. GAAP ETR - Net income attributable to Bunge	24.0%	19.3%
Impact of Mark-to-market timing differences	(0.4)%	0.7%
Impact of Certain gains and (charges)	(0.9)%	(3.0)%
Adjusted effective income tax rate	22.7%	17.0%
(6)    We have not presented a comparable U.S. GAAP financial measure for any full-year 2024 outlook financial measures presented on an adjusted, non-GAAP basis because the information necessary for such presentation is unavailable at this time. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant differences from the non-GAAP financial measures presented in this release. Please see “Definition and Reconciliation of Non-GAAP Measures” for more information.

(7)    On November 1, 2023 Bunge Global SA completed the change of its jurisdiction of incorporation of its group holding company from Bermuda to Switzerland (the “Redomestication”). The Redomestication, which was approved by Bunge Limited shareholders on October 5, 2023, was effected pursuant to a scheme of arrangement under Bermuda law. Each common share of Bunge Limited was cancelled in exchange for an equal number and par value of registered shares of Bunge Global SA (the “registered shares”). References to the terms "share," "common share," or "registered share" refer to Bunge Limited common shares prior to the Redomestication and Bunge Global SA registered shares after the Redomestication, unless otherwise specified.